UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 8, 2026
Date of Report (date of earliest event reported)

Bed Bath & Beyond, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-41850	87-0634302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(Address of principal executive offices)(Zip Code)

(801) 947-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BBBY	New York Stock Exchange
Warrants to Purchase Shares of Common Stock	BBBY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2026, Jill Windrum was appointed as the Company’s Chief Accounting Officer and Deputy Chief Financial Officer, effective August 31, 2026. In this capacity, Ms. Windrum will serve as the Company’s principal accounting officer, replacing Brian LaRose in such role.

Ms. Windrum, age 46, most recently served as Vice President of Financial Planning & Analysis and Revenue Operations at DHI Group, Inc. from May 2026 to August 2026.  Prior to joining the Company, Ms. Windrum held various finance and accounting leadership roles at Vantor, formerly known as Maxar Technologies Inc., from October 2013 to June 2025, most recently serving as Vice President and Chief Financial Officer of Vantor’s U.S. Government segment.  From October 2002 to September 2013, Ms. Windrum was with KPMG LLP where she held various roles in audit, advisory and KPMG’s national office. Ms. Windrum holds a Bachelor of Business Administration degree in Accounting from James Madison University and is a Certified Public Accountant.

There are no arrangements or understandings between Ms. Windrum and any other person pursuant to which Ms. Windrum was selected as an officer. Ms. Windrum does not have any family relationship with any of the Company’s directors or executive officers. Neither Ms. Windrum nor any of her immediate family members has had (or proposes to have) a direct or indirect material interest in a transaction in which the Company or any of the Company’s subsidiaries was (or is to be) a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with her appointment, the Company entered into an Employment Agreement with Ms. Windrum (the “CAO Employment Agreement”). Under the CAO Employment Agreement, Ms. Windrum will receive an annual base salary of $400,000 and will also be eligible to receive an annual cash performance bonus subject to the achievement of performance goals established by the board of directors or the compensation committee thereof, with a target bonus equal to 50% of her annual base salary. In addition, in connection with her commencement of employment, Ms. Windrum will be granted sign-on equity awards with an aggregate target value of $400,000 that will vest over a period of four years, with 75% granted in the form of time-based restricted stock units and the remaining 25% granted in the form of performance shares. Ms. Windrum will also be eligible for future equity awards in the discretion of the board of directors or the compensation committee thereof.

In the event of the Company’s termination of Ms. Windrum without Cause (as defined in the CAO Employment Agreement) or Ms. Windrum’s resignation for Good Reason (as defined in the CAO Employment Agreement) (each, a “Qualifying Termination”), Ms. Windrum will be entitled to the following severance benefits (subject to execution and non-revocation of a release of claims): (i) a cash amount equal to her then-current base salary for a period of (a) six months, plus (b) one additional month for each full year of employment with us, up to a maximum of twelve months (the “Severance Period”); (ii) a prorated target bonus for the year in which such termination occurs; (iii) continued health, dental and vision coverage during the Severance Period; and (iv) accelerated vesting of such number of her time-based equity awards as would otherwise have vested during the 12 months following such termination; provided, however, that, if such Qualifying Termination occurs within 12 months following a Change in Control, then, in lieu of the foregoing benefits, Ms. Windrum will be entitled to the following severance benefits (subject to execution and non-revocation of a release of claims): (i) a cash amount equal to her then-current base salary for the Severance Period; (ii) continued health, dental and vision coverage during the Severance Period; (iii) her target annual bonus for the year of termination; and (iv) full accelerated vesting of all time-based equity awards. Performance-based equity awards will be governed by the applicable award agreements.

The CAO Employment Agreement also contains customary non-competition and non-solicitation provisions.

In connection with her appointment, Ms. Windrum will also enter into the Company’s standard form of indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chief Executive Officer
Date:	August 13, 2026